Exhibit 99.1

CONTACT:

Jill Smith	Peyton Marshall
Director, Corporate Communications	Executive Vice President & CFO
240.449.1250	617.926.1551
jsmith@panacos.com	pmarshall@panacos.com

Panacos Reports First Quarter 2006 Financial Results

PA-457 Phase 2b Trial Design Agreed with FDA; Study Projected to Begin in Q2 2006

Watertown, MA (April 26, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended March 31, 2006 and reviewed progress in its development programs.

Business Highlights

•	The Company and the U.S. Food and Drug Administration (FDA) recently agreed on a design for the Phase 2b trial of PA-457, the Company’s lead product candidate for the treatment of HIV. The objective of the Phase 2b trial is to select the most appropriate dose(s) of the tablet formulation of PA-457 for subsequent pivotal clinical trials. The Phase 2b trial is scheduled to begin this quarter.

•	The Company recently announced the successful completion of the studies required before initiation of the Phase 2b trial of PA-457, including two drug interaction trials studying the effects of coadministration of PA-457 with atazanavir and ritonavir, a trial studying the relative bioavailability of a tablet form of PA-457 compared to the liquid formulation used in prior studies, and long-term preclinical toxicology studies.

•	The Company also recently announced the appointment of John D. Richards, D.Phil., to the newly-created position of Vice President, Manufacturing Operations, providing experienced oversight of manufacturing and quality of Panacos’ product candidates.

Financial Highlights

For the first quarter of 2006, Panacos reported a net loss of $6.5 million or $0.13 per share versus a net loss of $36.7 million or $3.66 per share for the first quarter of 2005. Results from the first quarter of 2005 included non-cash in-process research and development and impairment charges of $31.5 million associated with the completion during that quarter of the merger with V. I. Technologies. Revenue from research funding in the first quarter of 2006 was $0.2 million versus $0.5 million for the first quarter of 2005 as a result of lower NIH grant funding in 2006 and completion of work performed under other NIH grants in the second quarter of 2005.

Research and development expenses in the first quarter of 2006 increased to $5.0 million from $4.3 million in the first quarter of 2005, primarily as a result of increased expenditures on the Company’s development programs and infrastructure. General and administrative expenses in the first quarter of 2006 increased to $2.6 million from $1.4 million in the first quarter of 2005, primarily due to the addition of the public company infrastructure of V.I. Technologies, Inc. following the merger in March 2005.

Unrestricted cash, cash equivalents and marketable securities were $80.5 million at March 31, 2006. As of March 31, 2006 the Company had approximately 50.2 million common shares outstanding.

Phase 2b Study Design

In the Phase 2b study, HIV-infected patients failing their current antiretroviral therapy will receive oral PA-457 or placebo once daily for three months in combination with background antiretroviral therapy. Initially, twelve patients per dose plus four placebo patients will be enrolled in each of three PA-457 dosage groups (400mg, 500mg and 600mg) in a dose-escalation fashion. For the first two weeks of treatment, patients will receive PA-457 or placebo in addition to their previous background therapy (“functional monotherapy”), following which each patient’s background will be optimized and treatment continued for a total of three months. Groups receiving doses higher than 600mg may be enrolled following review of functional monotherapy data from the first three groups by the Company and FDA. Following evaluation of data by the Company and FDA, the Company plans to submit a protocol amendment to expand patient numbers to a total of approximately 36 patients receiving PA-457 at selected doses.

Efficacy endpoints of the study will include reduction in viral load after 14 days of functional monotherapy and after three months of dosing. If doses up to 600mg are evaluated and all three dosage groups are expanded, the total number of patients in the trial would be approximately 144, including 108 patients receiving PA-457 and 36 patients receiving placebo. Patients completing three months of therapy would be eligible for a rollover protocol to continue long-term dosing.

“We are very pleased with the progress we made at Panacos this quarter,” said Skip Ackerman, President and CEO of Panacos. “We successfully completed all of the trials required to enter into Phase 2b on schedule. The Phase 2b trial should give us important information on PA-457 dosing and position us for entry into pivotal trials in 2007. We expect to initiate the Phase 2b clinical trial in the second quarter of 2006. We anticipate that initial data, based on functional monotherapy of the 48 patients in the first three dosage groups, may be available late in 2006, or more likely early in 2007. Our second generation maturation inhibitor program continues to move toward the clinic and we are making significant progress in selecting an oral fusion inhibitor lead compound for clinical development.”

Panacos will hold a conference call today to discuss the first quarter results at 4:30 PM (EDT). The conference call may be accessed via webcast at www.panacos.com or by dialing (800) 599-9816 (domestic) or (617) 847-8705 (international), using passcode 22879168. A replay of the conference call will be available from 6:30 p.m. April 26, 2006 until Friday, May 26, 2006, and may be accessed at www.panacos.com or by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using passcode 69013579.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, PA-457, is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion. PA-457 has completed seven clinical studies in over 300 subjects, including a Phase 2a study which showed a median 1 log10 reduction in viral load among HIV patients who received 10 daily doses of PA-457 monotherapy.

Except for the historical information contained herein, statements made herein, including those relating to the design, timing and results of the Phase 2b study of PA-457 and the progress in PA-457’s clinical development are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform

Act of 1995. These statements represent the judgment of Panacos’ management as of this date and are subject to risks and uncertainties that could materially affect the Company, including those risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues:
Research funding	$191	$453

Operating expenses:
Research and development costs	5,000	4,290
General and administrative expenses	2,558	1,371
In-process research and development charge	—	19,417
Impairment charges	—	12,123

Total operating expenses	7,558	37,201

Loss from operations	(7,367)	(36,748)

Interest income, net	913	27
Other income, net	—	22

Net loss	$(6,454)	$(36,699)

Basic and diluted net loss per share	$(0.13)	$(3.66)

Weighted average shares used in calculation of basic and diluted net loss per share	50,075	10,027

PRO FORMA
Net loss	$(6,454)	$(36,699)

Pro forma basic and diluted net loss per share	$(0.13)	$(1.39)

Pro forma weighted average shares used in calculation of basic and diluted net loss per share	50,075	26,351

NOTE:

PRO FORMA calculation assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents & marketable securities	$80,548	$87,138
Other current assets	1,078	1,474
Restricted cash, long-term	546	546
Property and equipment, net	2,342	2,353
Other assets	96	60

Total assets	$84,610	$91,571

Accounts payable and accrued expenses	$4,369	$5,607
Term debt obligations, current	—	213
Deferred rent, long-term	159	150
Stockholders’ equity	80,082	85,601

Total liabilities stock and stockholders’ equity	$84,610	$91,571